Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Unisys Corporation:

We consent to the use of our reports dated February 29, 2016 with respect to the consolidated balance sheets of Unisys Corporation as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, deficit and cash flows for each of the years in the three year period ended December 31, 2015, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 29, 2016